**STATE OF NEVADA**

***FRANCISCO V. AGUILAR***
*Secretary of State*

***C. MURPHY HEBERT***
*Chief Deputy Secretary of State*

***DEANNA L. REYNOLDS***
*Deputy Secretary for Commercial Recordings*

**OFFICE OF THE**
**SECRETARY OF STATE**

## Business Entity - Filing Acknowledgement

05/19/2026

| | |
|---|---|
| **Work Order Item Number:** | W2026051900641-5225787 |
| **Filing Number:** | 20265750281 |
| **Filing Type:** | Certificate of Correction |
| **Filing Date/Time:** | 5/19/2026 10:30:00 AM |
| **Filing Page(s):** | 5 |

**Indexed Entity Information:**

**Entity ID:** E0009662009-0 **Entity Name:** Global AI, Inc.

**Entity Status:** Active **Expiration Date:** None

Commercial Registered Agent
CORPORATE CREATIONS NETWORK INC.
112 NORTH CURRY STREET, Carson City, NV 89703, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

| Filed in the Office of | Business Number<br>E0009662009-0 |
|---|---|
| FVAguilar<br>Secretary of State<br>State Of Nevada | Filing Number<br>20265750281 |
| | Filed On<br>5/19/2026 10:30:00 AM |
| | Number of Pages<br>5 |

**FRANCISCO V. AGUILAR**
**Secretary of State**
**401 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

**INSTRUCTIONS:**

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

| | |
|---|---|
| **1. Entity Information:** | Name of entity as on file with the Nevada Secretary of State:<br>Global AI, Inc<br>Entity or Nevada Business Identification Number (NVID): NV20091321500 |
| **2. Document:** | Name of document with inaccuracy or defect:<br>Certificate of Amendment |
| **3. Filing Date:** | Filing date of document which correction is being made: January 29, 2024 |
| **4. Description:** | Description of inaccuracy or defect:<br>The Certificate of Amendment failed to include provisions increasing the authorized shares of common stock to 280,000,000 shares and the authorized shares of Class B Common Stock to 40,000,000 shares. |
| **5. Correction:** | Correction of inaccuracy or defect:<br>The following is added to the Certificate of Amendment:...[as set forth in the attached] |
| **6. Signature:**<br>(Required) | X Signed by: 75A3BD1663C9499...<br>**Signature**<br>05/19/2026<br>Date |

This form must be accompanied by appropriate fees.

Upon the Effective Time, the number of authorized shares of common stock shall be increased to 280,000,000 shares of common stock, par value $0.001 per share, consisting of 240,000,000 shares of Class A Common Stock, par value $0.001 per share, and 40,000,000 shares of Class B Common Stock, par value $0.001 per share.

CERTIFICATE OF VALIDATION
PURSUANT TO SECTION 78.0296 OF THE NEVADA REVISED STATUTES

MAY 19, 2026

Global AI, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1. For purposes of ratifying and validating in all respects otherwise defective corporate acts in accordance with Section 78.0296 of the Nevada Revised Statutes (the "NRS") the Corporation's Board of Directors (the ''Board") adopted certain resolutions by the Written Consent of the Board of Directors on May 19, 2026 (the "Board Resolutions'') ratifying the defective corporate acts; and shareholders of the Corporation holding a majority of the voting power entitled to vote thereon adopted certain resolutions by Written Consent of the Shareholders May 19, 2026 approving the Board Resolutions and the ratification of the Board (the "Shareholder Resolutions").

2. The Board Resolutions were duly adopted by the Board and the Shareholder Resolutions were duly adopted by the shareholders of the Corporation as of the date first above written.

3. The Board Resolutions and the Shareholder Resolutions were duly adopted in accordance with the provisions of the NRS and the Articles of Incorporation and Bylaws of the Corporation all other applicable laws.

4. The defective corporate acts that are referenced in the Board Resolutions the Shareholder Resolutions and the Certificate of Validation are:

   (a) The Corporation has previously filed, on January 29, 2024, with the Secretary of State of the State of Nevada a Certificate of Amendment (the "Certificate of Amendment") to the Amended and Restated Articles of Incorporation of the Corporation (the "Articles") which, among other things, purportedly effected a four-for-one forward split of the Class B Common Stock, par value $0.001 per share of the Corporation (the "Class B Stock"), purportedly resulting in the 10,000,000 shares of issued and outstanding Class B Stock being split into 40,000,000 shares of Class B Stock (the "Class B Forward Stock Split"), but the Articles only authorize 10,000,000 shares of Class B Stock.

   (b) The Corporation had intended to include in the Certificate of Amendment an increase of the number of authorized shares of common stock from 250,000,000 shares of common stock, par value $0.001 per share, to 280,000,000 shares of common stock, par value $0.001 per share, and to increase the number of authorized shares of Class B

DOCUMENT ID: 680453

Stock from 10,000,000 shares of Class B Stock to 40,000,000 shares of Class B Stock (collectively, the "Increase of Authorized Shares").

(c) As a result of the Increase of Authorized Shares not being included in the Certificate of Amendment, the number of shares Class B Stock purported to result from the Class B Forward Stock Split exceeded the number of authorized shares of Class B Stock.

(d) On and following January 29, 2024 (the "Intended Issuance Date"), the Corporation operated as though the Certificate of Amendment had included the Increase of Authorized Shares and was validly in effect, and as though the Increase of Authorized Shares was validly effected on the Intended Issuance Date.

5. This Certificate accompanies that certain Certificate of Correction (the "Certificate of Correction"), which is being concurrently filed on the date hereof with the Nevada Secretary of State in accordance with NRS Chapter 78 to ratify and validate the Certificate of Amendment filed on January 29, 2024 and to amend the number of authorized shares of common stock from 250,000,000 shares of common stock, par value $0.001 per share, to 280,000,000 shares of common stock, par value $0.001 per share, and to amend the number of authorized shares of Class B Stock from 10,000,000 shares of Class B Stock to 40,000,000 shares of Class B Stock

6. The effective date and time of the Certificate of Correction is January 29, 2024, at 11:45 a.m., local time.

*[Signature appears on following page]*

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer as of May 19, 2026.

Signed by:

By: 75A3BD1663C9499...

Darko Horvat

Chief Executive Officer